Exhibit 99.1

JOHANSEN APPOINTED TO CASCADE BANCORP BOARD OF DIRECTORS

          BEND, Ore., Jan. 26 /PRNewswire-FirstCall/ -- Patricia L. Moss, President and Chief Executive Officer announced that Judi Johansen has been appointed to the Board of Directors of Cascade Bancorp (Nasdaq: CACB). Subject to the customary approval process of the state of Oregon, Johansen’s election will take place at Cascade Bancorp’s annual shareholder meeting in April 2006.

          (Photo:  http://www.newscom.com/cgi-bin/prnh/20060126/SFTH061 )

          Johansen serves as President and CEO of PacifiCorp with a responsibility for the development and management of a world class power generation and services company. She joined PacifiCorp as executive vice president of Regulation and External Affairs in December 2000 and was named to the CEO position a year later. She also serves on the Scottish Power Board of Directors.  Prior to PacifiCorp, she was associated with Bonneville Power Administration where she served as Administrator and CEO.

          In addition to her professional responsibilities, Johansen is involved in several civic and professional activities. She is a former member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco, a director of the Oregon Business Council, and trustee of law at Lewis & Clark College.  In November 2003, the Oregon Legislature confirmed Gov. Ted Kulongoski’s appointment of Judi to the Port of Portland Commission.

          Johansen has a bachelor’s degree in political science from Colorado State University and a law degree from Northwestern School of Law at Lewis & Clark College in Portland, Oregon. A Colorado native, Johansen lives in Portland, Oregon, with her husband, Kirk, and their daughter, Anna.  She enjoys biking, cooking, skiing and music.

          Patricia L. Moss commented, “We are very pleased to add Judi Johansen to our Board of Directors. The depth of her board and executive management experience, as well as her experience operating in multi-state markets provides valuable insight for our Company. In addition, her broad strategic perspective complements our corporate goals of continued growth and profitability.”

          Johansen commented, “I am honored to be a part of Cascade Bancorp. This is an exciting Oregon company which has gained national recognition for superior performance while remaining committed to values of service, customer and community. I look forward to my involvement with this outstanding board and team.”

          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 11 in Central Oregon, four in the Salem/Keizer area, five in Southern Oregon and one office in Portland. The Company recently announced an agreement to acquire F&M Holding Company operating Farmers & Merchants State Bank. Farmers & Merchants State Bank is an 11 branch bank serving the Boise, Idaho/Treasure Valley market with assets of approximately $600 million.

          Cascade Bancorp has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America as well as in rankings by US Banker Magazine. In addition, The Seattle Times named Cascade Bancorp in the top tier of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 “Best Companies to Work For” in Oregon Business magazine. For further information on the Company, please visit our web site at http://www.botc.com .

SOURCE  Cascade Bancorp
          -0-                                        01/26/2006
          /CONTACT:  Patricia L. Moss, President & Chief Executive Officer,
+1-541-385-6205, or Gregory D. Newton, EVP, Chief Financial Officer,
+1-541-617-3526, both of Cascade Bancorp/
          /Photo:     NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060126/SFTH061
                         AP Archive:  http://photoarchive.ap.org
                         PRN Photo Desk, photodesk@prnewswire.com/
          /Web site:  http://www.botc.com /
          (CACB)